Exhibit 99.1

News from Xerox Holdings Corporation	Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel +1-203-968-3000

Xerox to Expand Board, Nominate Nichelle Maynard-Elliott and Margarita Paláu-Hernández for Election at 2021 Annual Meeting

NORWALK, Conn., March 4, 2021 — Xerox Holdings Corporation (NYSE: XRX), a global workplace technology company, announced the addition of Nichelle Maynard-Elliott and Margarita Paláu-Hernández to the slate of nominees to be elected to its board of directors at its annual shareholders meeting on May 20, 2021. The additions will bring the total number of directors to nine.

“Xerox strives to mirror the markets we serve and that extends to our business leaders and board of directors,” said Xerox Vice Chairman and CEO John Visentin. “Nichelle’s experience evaluating and negotiating complex transactions as a principal and Margarita’s experience starting, scaling and investing in new businesses will support Xerox’s growth strategy. We look forward to benefitting from the knowledge and insights they’ll bring to our company.”

Maynard-Elliott spent more than 25 years as a corporate dealmaker, sourcing, structuring and executing acquisitions, joint ventures and strategic partnerships, most recently for Praxair, Inc., one of the world’s largest industrial gas companies, where she helped lead the company to its $90 billion merger with Linde PLC in 2019. She also serves on the board of directors of Element Solutions, a global diversified specialty chemicals company.

“Xerox is a global brand best known for inventions that change how people work,” said Maynard-Elliott. “Having gotten to know the Xerox team over the last year, I am excited to join the board and contribute to its mission of creating value for all Xerox stakeholders.”

Margarita Paláu-Hernández is a pioneer in several fields including Spanish media, business and real estate, having founded and managed multiple domestic and international companies. From 2018 to 2019, Paláu-Hernández served as U.S. Representative to the United Nations General Assembly, with the personal rank of Ambassador. She also serves on the board of directors of each of Herbalife Nutrition, a global nutrition company, Conduent Incorporated, a global technology-led business processing services company, and Occidental Petroleum, a global oil and gas exploration and production company.

“Xerox and its leaders are taking bold steps to redefine this important company and how it serves global customers,” said Paláu-Hernández. “I am delighted to have the opportunity to utilize my experience to help accelerate Xerox’s transformation.”

Xerox also announced that, pursuant to its Nomination and Standstill Agreement with Carl C. Icahn and certain of his affiliates, James L. Nelson, chief executive officer of Global Net Lease, Inc., and Steven D. Miller, portfolio manager of Icahn Capital LP, will replace Jonathan Christodoro and Nicholas Graziano, respectively, on the slate of nominees to be elected to its board of directors at its annual shareholders meeting on May 20, 2021.

About Xerox

Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

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Media Contact:

Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:

Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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